Exhibit 5.1

Paul Hastings Janofsky & Walker, LLP

515 South Flower Street

Twenty-Fifth Floor

Los Angeles, CA 90071-2228

September 19, 2003

BioMarin Pharmaceutical Inc.

371 Bel Marin Keys Boulevard, Suite 210

Novato, CA 94949

Re:	Registration Statement on Form S-3

Ladies and Gentlemen

We have acted as counsel to BioMarin Pharmaceutical Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of the Registration Statement on Form S-3 (the “Registration Statement”) relating to the resale of up to $125,000,000 aggregate principal amount of the Company’s 3.50% Convertible Subordinated Notes due 2008 (the “Notes”) and the shares of its Common Stock, $.001 par value per share, issuable upon conversion of the Notes (the “Shares”). The Notes were issued under an Indenture (the “Indenture”) dated June 23, 2003, by and between the Company and Wilmington Trust Company, as trustee (the “Trustee”).

In rendering this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the certificate of incorporation and bylaws, each as amended to date, of the Company, the Registration Statement, the Purchase Agreement (the “Purchase Agreement”) dated as of June 18, 2003 among the Company and UBS Securities LLC, and CIBC World Markets Corp., the Indenture and the form of the Notes. Additionally, we have examined originals, or copies, certified or otherwise identified to our satisfaction, of records of corporate action of the Company as furnished to us by the Company, certificates of public officials and of representatives of the Company, and such other instruments and documents as we deemed necessary, as a basis for the opinions hereinafter expressed, and have made such inquiries of such officers and representatives of the Company as we have deemed relevant and necessary as a basis for the opinion set forth below. In such examination we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity and completeness of all corporate records and other documents and certificates submitted to us and the conformity to originals of all corporate records, other documents and certificates submitted to us as certified, conformed or photostatic copies. We have assumed that there are no oral modifications or written agreements or understanding which limit, modify or otherwise alter the terms, provisions, and conditions of, or relate to, the transactions contemplated by the corporate records and other documents and certificates submitted to us. As to all matters of fact relevant or material to this opinion, we have relied without independent investigation on, and assumed the accuracy and completeness of, certificates or comparable documents of officers and representatives of the Company and upon the representations and warranties of the Company contained in the Purchase

BioMarin Pharmaceutical Inc.

September 19, 2003

Agreement. We have not made an investigation as to, and have not independently verified, the facts underlying the matters covered by the certificates or the Purchase Agreement.

Based upon and subject to the foregoing, and in reliance upon our examination of such questions of law as we deem relevant under the circumstances, we are of the opinion that, as of the date hereof: (i) the Notes have been duly authorized by the Company and (assuming the due authorization thereof by the Trustee) when duly executed and delivered by the Company, authenticated by the Trustee in accordance with the terms of the Indenture and delivered by the Company in accordance with the terms of the Purchase Agreement, will constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, fraudulent conveyance and other similar laws relating to or affecting creditors’ rights and remedies generally and by general principles of equity (whether applied in a proceeding in equity or at law), including principles of commercial reasonableness, good faith and fair dealing; and (ii) the Shares have been duly authorized by the Company and, when and if issued pursuant to the terms of the Notes and the Indenture and as described in the Registration Statement, will be validly issued, fully paid and nonassessable.

We express no opinion with respect to the applicability or effect of the laws of any jurisdiction other than the laws of the State of New York and the Delaware General Corporation Law, as in effect as of the date hereof.

We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” contained in the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

Very truly yours,

/s/  PAUL HASTINGS JANOFSKY & WALKER, LLP